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                                                                  EXHIBIT 10.23

[DAS LOGO]

DRUGABUSE SCIENCES, INC.
1430 O'Brien Drive, Suite E
Menlo Park, CA 94025
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                                         (650) 462-1000     FAX: (650) 462-1003


December 27, 1999

James W. Elder
1433 Kentbrooke Drive
Ballwin, MO  63021

Re:  Employment Agreement

Dear Jim:

On behalf of DrugAbuse Sciences, I am pleased to confirm our proposal for you to become a DrugAbuse Sciences employee. This offer is conditional upon our completion of satisfactory referencing, your acceptance of the terms and conditions of this offer of employment and your execution of the attached Employee Confidential Information and Inventions Agreement.

Your position with DrugAbuse Sciences, Inc. will be Senior Vice President, Marketing and Sales, North America. As we discussed, your position is a full-time position and your employment will commence no later than January 24, 2000 (the date your employment commences is referred to as your Start Date.)

Your total full time base salary will be $140,000 per year until you and your family relocate to the bay area, and increase to $150,000 per year following an IPO, and increase to $155,000 per year following relocation, payable at the frequency and in accordance with DrugAbuse Sciences' regularly established payroll policies. All payments to you will be subject to legally required withholding. It is DrugAbuse Sciences' policy to review salary and compensation levels periodically. Accordingly, your base salary and other compensation may be adjusted upward from time to time at DrugAbuse Sciences' sole discretion; raises in compensation are not guaranteed. In addition to your base salary, you may receive within three months following each yearend, at the Board of Directors sole discretion, up to a 25% bonus (i.e. 25% of the paid base salary) subject to meeting specific annual milestones defined by DrugAbuse Sciences CEO (Attachment A).

DrugAbuse Sciences also has a company Stock Option Plan (which the company may modify from time to time) that may permit our employees to participate in the equity ownership of the company. We expect to include you as a participant in that plan and will recommend to the Company's Board of Directors that you be granted a stock option for 700,000 shares of common stock, with the exercise price equal to a maximum of 10 cents per share on your start date. These options, based on the October 1999 capitalization table, will be subject to the terms of the then applicable Stock Option Plan, and to the following vesting schedule: (i) 280,000 shares of the 700,000 shares would vest over four years subject to continuous employment, with 5,833 shares vesting every month for forty eight months, (subject, for any initial vesting to have occurred, to you do not resign within the first six months of employment); (ii) 420,000 shares of the 700,000 shares would vest solely upon the sixth anniversary of continuous employment, subject to potential partial acceleration at



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the sole discretion of the board of directors, and subject to fully and timely achieving the following milestones:

   - For 80,000 shares: upon achieving at least $12 million of US annual net product sales (DAS revenue), if by 2001 (from product acquisition, co-promotion or co-marketing agreements);

   - For 30,000 shares: Upon Naltrel net annual US sales being at least $30 million, if by 2003;

   - For 70,000 shares: Upon Naltrel net annual US sales being at least $50 million, if by 2003;

   - For 100,000 shares: Upon total net annual US sales being at least $100 million, if by 2004;

   - For 80,000 shares: Upon DAS first year of profitability (on a fully consolidated annual basis, audited statements);

   - For 40,000 shares: Upon DAS having received funding for at least $10 million from new US research grant(s) (other than NIDA's 1999 Phase I/II grants), if by 2002;

   - For 20,000 shares: Upon DAS successful initial public offering, if by April 30, 2001.

You will also be eligible to participate in the employee benefits collectively available to our employees, including medical, dental and disability coverage. As a regular employee of the Company, you will accrue annually a total of twelve paid and six unpaid days of vacation and be entitled to the standard Company holidays,

You will devote your best efforts to the performance of your work for DrugAbuse Sciences. While employed at DrugAbuse Sciences, you will not undertake any other activity requiring your business time and attention, nor will you support any activity that is competitive with DrugAbuse Sciences' business or pose a conflict of interest with that business. You will follow all DrugAbuse Sciences' policies and procedures as made available to you from time to time. As a condition of your employment, you will execute DrugAbuse Sciences' Employee Confidential Information and Inventions Agreement. You will not use or disclose to DrugAbuse Sciences (and DrugAbuse Sciences will not request that you do so) confidential information and trade secrets that you have obtained in previous employments.

If you choose not to relocate immediately, and for up to one year (or until you relocate if sooner), the company will (i) pay the direct cost (i.e. coach airfare through the company's travel agency) of commuting once a week between your current residence and San Francisco, (so that you can spend a minimum of three days per week at the Company) and (ii) pay for hotel and car rental. You will exercise best efforts to relocate to the Bay Area within one year from Start Date. Upon your relocation, the company will pay for direct moving expenses for you and your family (excluding realtor fees) up to approximately $20,000 (Should you resign within 12 months of relocation, you would immediately reimburse $20,000 to the company). To help you relocate to the Bay Area and purchase a house, the company will provide you a loan for $150,000, at a low interest rate. No repayment of the loan will be due until the second anniversary of the loan funding. You will then fully reimburse the loan and accrued interest with fixed monthly payments over the following two years.

Your employment with DrugAbuse Sciences will be "at will"; in other words, either you or DrugAbuse Sciences will have the right to terminate your employment with DrugAbuse



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Sciences at any time, for any reason, with or without notice and with or without cause, in your or our sole discretion. Should you be terminated without cause and have to relocate back within your first twelve months of employment, the company would reimburse direct relocation cost up to $20,000. Should you be terminated without cause (only during the first five years of employment, and only if the aggregate total value of your vested options was lower than $140,000, based on fair market value, assuming all vested shares were exercised), you would then be entitled, as overall severance, to monthly payments equivalent to your start monthly base salary (i) for six months or
(ii) until you accept a new full time position, or (iii) until the value of your vested options exceeds $140,000, whichever occurs first. A severance of two months salary would apply upon termination without cause after the fifth anniversary of employment.

Jim, we are very excited about your joining us. Please sign and return a copy of this letter and the attached Employee Confidential Information and Inventions Agreement to me, keeping a copy of each for your records. The terms set forth in this letter supersede all prior agreements, understandings and representations between us concerning the subject matter of this letter. This offer, if not accepted in writing will expire on December 28, 1999. Changes to your employment agreement would apply only if in writing and signed by the DrugAbuse Sciences Inc. CEO. We look forward to you becoming a member of our team!

Sincerely,

/s/ Philippe Pouletty

Philippe Pouletty, M.D.
Chairman and CEO, DAS Inc.


I, Jim Elder, understand and agree to the above terms. I understand that my employment with DrugAbuse Sciences is at will, and I acknowledge that no representations or promises other than those set forth above have been made to me with regard to the terms and conditions of my employment.

Signed: /s/ James Elder                       Date:    12/27/99
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ATTACHMENT A
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I.    First year potential 25% Cash Bonus based on fully and timely achieving three key milestones over the first twelve months, and at the sole discretion of the board of directors:

      (1) Launching therapeutic products in the US following a product or business acquisition,



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      (2)  Having implemented a pre-marketing plan and finalized a detailed
           US marketing, launch, and phase IV plan for Naltrel, approved by the Board of Directors,

      (3) Having hired a competent marketing and sales team to support commercial activities.